UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2012

DJSP ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	001-34149	98-0667099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 South Pine Island Road Plantation, Florida	33324
(Address of Principal Executive Offices)	(Zip Code)

(954) 727-8217

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2012 (the “Effective Date”), DAL Group, LLC (“DAL”), a subsidiary of DJSP Enterprises, Inc. (the “Company”), and DAL’s subsidiary, DJS Processing, LLC (“DJS”), the Law Offices of David J. Stern, P.A. (the “Law Offices”) and BA Note Acquisition LLC (“Lender”), entered into an amendment (the “Amendment”) to the Forbearance Agreement dated December 30, 2011 (the “Forbearance Agreement”), as set forth in Exhibit 10.1. The Amendment, among other matters, amends the related Assignment of the Proceeds of Collateral Cases to revise the calculation of the net proceeds from the Law Offices’ collection cases required to be paid to DAL and DJS. Kerry S. Propper, a member of the Board of Directors of the Company, owns a non-controlling interest in Lender. An affiliate of David J. Stern, the former Chairman, President and Chief Executive Officer of the Company, owns a non-controlling interest in Lender. The foregoing description of the Amendment and the agreements and transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 10, 2012, the Company accepted the resignation of Juan Ruiz as a member of the Board of Directors of the Company and the Board of Managers of DAL. Mr. Ruiz resigned his positions with the Company and DAL to focus on his other business interests.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Descriptions
10.1	Amendment to Forbearance Agreement, dated as of February 16, 2012 by and among BA Note Acquisition LLC, DAL Group, LLC, DJS Processing, LLC, and Law Offices of David J. Stern, P.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJSP Enterprises, Inc.
(Registrant)

Date February 16, 2012	By	/s/ Stephen J. Bernstein
Stephen J. Bernstein, President and Chief Executive Officer